Exhibit 10.1

EMPLOYMENT AGREEMENT

Satellite Security Corporation, (SSC) located at 6779 Mesa Ridge Road, Suite 100, San Diego, California 92121, hereinafter referred to as “Employer, Company or SSC” and Aidan Shields, hereinafter referred to as “Employee”, in consideration of the mutual promises made herein, agree as follows:

ARTICLE 1 EMPLOYMENT

Acceptance

Section 1.01. Employer hereby offers to employ Employee and Employee hereby accepts employment with Employer in accordance with the terms, conditions and provisions of this Employment Contract.

At-Will

Section 1. 02. Employment of Employee is at-will. Either the Employer or the Employee may terminate this Employment Contract at any time on notice to the other, with or without cause. Employee acknowledges and understands that there is no agreement, implied or otherwise, not to terminate employment without good cause and there is no agreement, implied or otherwise, of any continuing employment for any period of time.

Exempt Status

Section 1.03. Employee understands and acknowledges that his duties involve the performance of office, non-manual, work directly related to the general business operation of Employer and Employer’s customers. Furthermore, Employee will be customarily and regularly exercising discretion and independent judgment and will be performing under only general supervision. Employee’s work is specialized and technical and requires special training, experience and knowledge. Accordingly, Employee understands and acknowledges that he will be exempt from certain Federal laws, statutes and rules and California Labor Code and California Labor Regulations including, but not limited to, potential entitlement to over-time payment, entitlement to meal-periods and entitlement to rest-periods . Employee hereby understands that he is being classified as an exempt employee and acknowledges that he has a full understanding of exempt verses non-exempt status.

ARTICLE 2 DUTIES OF EMPLOYEE

Position Description and Duties

Section 2.01. Employee shall perform such duties for the Company as are prescribed by applicable job specifications for the Chief Financial Officer (CFO) through the Bylaws of the Company. Employee will report directly to the President or CEO of Parent Company.

Other Duties of Employee

Section 2.02. Employer shall have the right at any time during the term of this contract to assign Employee, in the sole discretion of Employer, to perform duties that differ from the duties originally assigned and specified herein.

Section 2.03 Indemnification. The Company shall indemnify Employee in accordance with Section 317 of the California General Corporation Law.

Section 2.04 Covenants of Employee

Section 2.04.1 Exclusive Employment. Employee agrees to devote all of Employee’s business time, energy and efforts to the business of the Company and will use Employee’s best efforts and abilities faithfully and diligently to promote the Company’s business interests. For so long as Employee is employed by the Company, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder {except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company Group, as such businesses are now or hereafter conducted. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Employee of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Employee may:

Section 2.04.1.1 make and manage personal business investments of Employee’s choice without consulting the Board; and

Section 2.04.1.2 serve in any capacity with any non-profit civic, educational or charitable organization without consulting with the Board.

Section 2.04.2 Reports. The Employee shall use his best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Company.

Section 2.04.3 The Employee shall obey all rules, regulations and special instructions of the Company and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to the Company’s business in connection with his duties hereunder and shall endeavor to improve his ability and knowledge of the Company’s business in an effort to increase the value of his services for the mutual benefit of the Company and the Employee.

Section 2.05 Opportunities. The Employee shall make all business opportunities of which he becomes aware that are relevant to the Company’s business available to the Company, and to no other person or entity or to himself individually.

Obligations to Third Parties

Section 2.06. Employee warrants and represents that Employee has the ability to enter into this Agreement, that entering into and performing under this Agreement will not violate Employee’s Agreement with any third party, and that there exist no restrictions or obligations to any third parties which will restrict Employee’s performance of duties under this Agreement.

ARTICLE 3 COMPENSATION

Section 3.01. Base Salary. During the period commencing the date hereof and ending upon the termination of Employee’s employment, for all services rendered by Employee hereunder and all covenants and conditions undertaken by both Parties pursuant to this Agreement, the Company shall pay, and Employee shall accept, as compensation, an annual base salary (“Base Salary”) of $160,000 (One Hundred Sixty Thousand Dollars). This base salary shall be payable in accordance with the normal payroll practices of the Company.

Section 3.02 Incentive Compensation. Employee will be eligible for an incentive compensation plan at the discretion of the Company Board of Directors.

Section 3.02.1 Bonus. A mutually agreed fiscal 2006 bonus performance target will be agreed by Aug 31st with a planned payout of $20K. Employee will be entitled to participate in future fiscal year incentive plans with performance conditions to be agreed by October 31, 2006

Section 3.03 Option. Employee has concurrently herewith received an option to purchase 750,000 shares of the Common Stock of the Company under the Company’s Equity Incentive Plan at an option price of $0.l3/share subject to the vesting of shares as defined in Section 3.06.

Section 3.04 Performance and Salary Review. During the first year of employment. Employee’s performance will be reviewed six months after Employment begins. Thereafter Employee will have a review on an annual basis by the CEO of the Company. The CEO may, but shall not be obligated to increase Employee’s Base Salary from time to time.

Section 3.05 Withholding. The Company may deduct from any compensation payable to Employee (including payments made pursuant to Section 2 of this Agreement in connection with or following termination of employment) amounts sufficient to cover Employee’s share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

Section 3.06 Vesting of Shares. All shares issued prior to this agreement under separate mutual agreements as well as the option herein referred, shall vest over a 3 year period from date of grant, on an annual basis.

Section 3.06.1 Should there be a change of control in the Company, where 51% of more of the ownership of the Company is sold and there is a material change to the Employees responsibilities or position, all outstanding option grants will vest immediately.

Accrued Leave Pay

Section 3.07. Vacation. Employee shall be entitled to twenty (20) days vacation time each year with full pay for Employees initial year of service. Thereafter, Employee will be entitled to the vacation benefits described in the Company’s Employee manual. All rights for leave are described in the Company vacation policy.

Group Health Insurance

Section 3.08. As further compensation, Employee is entitled to participate, to the extent available to other employees of Employer, and under terms afforded to other employees of Employer, in and to any group health insurance provided by Employer to such other employees. Employee may at his discretion apply for medical insurance for dependents.

Expense Reimbursement

Section 3.09. Employee will be reimbursed for business expenses as well as reasonable out-of-pocket expenses incurred by Employee in carrying out his duties. Employee will be sensitive to the cash needs of the Company at all times before incurring any expenses. In addition, the Employee shall:

a)	Maintain an account book in which Employee shall record, at or near the time each expenditure is made, the amount of the expenditure, the time, place, and designation of the type of the entertainment and travel or other expense, the business reason for the expenditure and the nature of the business benefit derived or expected to be derived as a result of the expenditure;

b)	Obtain and retain documentary evidence (such as receipts or paid bills), which state sufficient information to establish the amount, date, place, and the essential character of the expenditure; and

c)	The foregoing account book and documentary evidence shall be delivered to Employer whenever requested by Employer and thereafter shall be retained by Employer.

Effect of Termination on Compensation

Section 3.10. In the event of termination of employment, Employee shall be entitled to the compensation accrued and earned prior to the date of termination as provided for in this Article 3, computed pro-rata up to and including the date of termination. Employee shall be entitled to no further compensation and all benefits received by Employee from Employer, if any, shall cease.

ARTICLE 4 EMPLOYER’S RECORDS/TRADE SECRETS/

AND PROPERTY RIGHTS

Ownership of Employer’s Records

Section 4.01. All records of the accounts of Employer, whether existing at the time of Employee’s employment, procured through the effort of the Employee, or obtained by Employee from any other source, and whether prepared by Employee or otherwise, shall be the exclusive property of Employer regardless of who actually purchased the original book, record or magnetic storage unit on which such information is recorded.

a)	All such books and records shall be immediately returned to Employer by Employee on any termination of employment, whether or not any dispute exists between Employer and Employee at, regarding, and/or following the termination of employment.

ARTICLE 5 INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION;

NON-DISCLOSURE; UNFAIR COMPETITION; CONFLICT OF INTEREST

Section 5.0. Inventions. All processes, technologies and inventions relating to the business of the Company (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by the Employee, alone or with others, during his/her employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Employee to the Company. The Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions. This Agreement and this subsection does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code.

Section 5.01. Confidential/Trade Secret Information/Non-Disclosure.

Section 5.01.1. Confidential/Trade Secret Information Defined. During the course of Employee’s employment, Employee will have access to various confidential/trade secret information of the Company. “Confidential/trade secret information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business. Employee and the Company agree that the term “confidential/trade secret” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/trade secret information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Employee for the Company, including its affiliates and its predecessors and/or their employees during the term of Employee’s employment with the Company. It does not include any information which (a) was in the lawful and unrestricted possession of Employee prior to its disclosure to Employee by the Company or its affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Employee after receiving it, or (c) has been received lawfully and in good faith by Employee from a third party who is not and has never been an employee of the Company or its affiliates or predecessors and who did not derive it from the Company or its affiliates or predecessors.

Section 5.01.2. Restriction on Use of Confidential/Trade Secret Information. Employee agrees that his/her use of confidential/trade secret information is subject to the following restrictions for an indefinite period of time so long as the confidential/trade secret information has not become generally known to the public:

(a) Non-Disclosure. Employee agrees that he/she will not publish or disclose, or allow to be published or disclosed, confidential/trade secret information to any person without the prior written authorization of the Company unless pursuant to Employee’s job duties to the Company under this Agreement.

(b) Non-Removal/Surrender. Employee agrees that he/she will not remove any confidential/trade secret information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his/her duties under this Agreement. Employee further agrees that he/she shall surrender to the Company all documents and materials in his/her possession or control which contain confidential/trade secret information and which are the property of the

Company upon the termination of this Agreement, and that he shall not thereafter retain any copies of any such materials.

Section 5.02. Conflict of Interest. During Employee’s employment with the Company, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company.

Section 5.03. Non-Solicitation During Employment. Employee shall not during his employment inappropriately interfere with the Company’s business relationship with its customers or suppliers or solicit any of the employees of the Company to leave the employ of the Company.

Section 5.04. Breach of Provisions. If the Employee breaches any of the provisions of this Section 5, or in the event that any such breach is threatened by the Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Section 5.

Section 5.05. Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Section 5, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

Section 5.06. Definition. For purposes of this section 5, the term “Company” shall be deemed to include any parent, subsidiary or affiliate of SSC.

ARTICLE 6 INDEMNIFICATION

Indemnification for Negligence or Misconduct

Section 6.01. Employee shall indemnify and hold harmless Employer from all liability for loss, damage, or injury to persons or property resulting from the negligence or misconduct of Employee.

ARTICLE 7 SOLICITING CUSTOMERS

Soliciting Customers and Employees After

Termination of Employment

Section 7.01.

a)	Employee acknowledges and agrees that the names and addresses of Employer’s customers constitute trade secrets of Employer and that the sale or unauthorized use or disclosure of any of Employer’s trade secrets obtained by Employee during his employment with Employer constitute unfair competition. Employee further acknowledges that Employer’s employees are a valuable asset in the operation of Employer’s business and any attempt to influence or attempt to cause employees to leave Employer is unfair competition. Employee promises and agrees not to engage in any unfair competition with Employer.

b)	For a period of one year immediately following the termination of his employment with Employer, Employee shall not directly or indirectly make known to any person, firm, or corporation the names or addresses of any of the customers of Employer or an other information pertaining to them, or call on, solicit, take away, or attempt to call on, solicit, or take away any of the customers of Employer on whom Employee called or with whom Employee became acquainted during his employment with Employer, either for himself or for any other person, firm, or corporation.

c)	For a period of one year immediately following the termination of his employment with Employer, Employee shall not directly or indirectly solicit, hire, recruit, or encourage any other employee of Employer to leave the Employer or work for any person or entity that is in competition with Employer.

ARTICLE 8 GENERAL PROVISIONS

Notices

Section 8.01. Any notices to be given by either party to the other may be effected either by personal delivery in writing or by mail, registered and certified, postage prepaid with return receipt requested. Mailed notices shall be address to the parties at their last known address as appearing on the books of Employer. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of two (2) days after mailing.

Entire Agreement

Section 8.02. This Agreement supersedes any and all other agreements, either oral or written, between the parties with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of either party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

Section 8.02.1 Company hereby acknowledges that Employee, while working for the company as an independent contractor was granted a stock option for 500,000 shares of the Company’s Common stock with a strike price of $.09 per share on May 25th, 2006.

Partial Invalidity

Section 8.03. If any part of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any manner.

Secrecy

Section 8.04. The agreements within this document are considered confidential, not only to all outside parties, but as well to other like personnel within the Employer. Therefore, it is clearly understood that Employee will guard the terms of this document from unauthorized disclosure to any party. All conversations regarding this document will go through the Human Resources Department or the office of the President of the company. Disclosure of the contents and agreements of this document may cause financial damage to the Employer.

Law Governing Agreement

Section 8.05. Any proceeding between the parties arising out of or relating to this Agreement shall be brought in the appropriate forum in San Diego County, California. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.

Arbitration.

Section 8.06 Scope. To the fullest extent permitted by law, Employee and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of the Company.

Section 8.06.1 Arbitration Procedure. To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in San Diego, California, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The Arbitrator is to be selected by the mutual agreement of the Parties. If the Parties cannot agree, the Superior Court will select the arbitrator. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

Section 8.06.2 This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company. In the event of any such merger or consolidation or transfer of assets, Employee’s rights, benefits and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of the Company’s assets.

Attorney’s Fees and Costs

Section 8.07. If any legal action is necessary or brought in any court or arbitration proceeding, to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary expenses, in addition to any other relief to which such party may be entitled. This provision shall be construed as applicable to the entire Agreement.

This Agreement is entered into on this 14 day of July, 2006, in the City of San Diego, County of San Diego, State of California.

Employee	Corporate Officer

/s/ Aidan Shields	/s/ John Phillips
Aidan Shields	John Phillips
Chief Financial Officer	Chief Executive Officer
Satellite Security Corporation	Satellite Security Corporation